Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

TELUS CORP

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, no par value per share	(1)	Other	10,863,520	$14.52	$157,738,310.40	0.0001381	$21,783.66

Total Offering Amounts:						$157,738,310.40		21,783.66
Total Fee Offsets:								0.00
Net Fee Due:								$21,783.66

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on a Proposed Maximum Offering Price Per Unit of $14.52, which was determined based on the average of the high and low prices of one of TELUS Corporation’s (the “Company”) common shares, no par value (“Common Shares”), as reported by the New York Stock Exchange on November 3, 2025.

(2) Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional Common Shares that become issuable under the TELUS International (Cda) Inc. Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”) pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of the Company’s outstanding Common Shares.